Exhibit 3.33
ARTICLES OF MERGER
OF
LAUREN & SARAH INCORPORATED
(a Wisconsin corporation)
WITH AND INTO
RIPON FOODS, INC.
(a Wisconsin corporation)
     The undersigned officer of Ripon Foods, Inc., a corporation organized under the laws of the State of Wisconsin, pursuant to Sections 180.1101, 180.1105 and 180.1107 of the Wisconsin Business Corporation Law, hereby certifies as follows:
     1. The Agreement of Merger merging Lauren & Sarah Incorporated, a Wisconsin corporation, with and into Ripon Foods, Inc. is attached hereto as Exhibit A and made a part hereof.
     2. Said Agreement of Merger was adopted and approved by the Board of Directors of Ripon Foods, Inc. on August 27, 1999 and the Shareholders of Ripon Foods, Inc. on September 21, 1999 in accordance with Section 180.1103 of the Wisconsin Business Corporation Law.
     3. Said Agreement of Merger was adopted and approved by the Shareholders and Board of Directors of Lauren & Sarah Incorporated, on August 20, 1999 in accordance with Section 180.1103 of the Wisconsin Business Corporation Law.
     4. The merger of Lauren & Sarah Incorporated with and into Ripon Foods, Inc. shall take effect at 11:59 p.m. on October 4, 1999.
     5. All provisions of the laws of the State of Wisconsin applicable to the proposed merger have been complied with.

     IN WITNESS WHEREOF, Ripon Foods, Inc. has caused these Articles of Merger to be executed as of the 4th day of October, 1999.

RIPON FOODS, INC.
By:	/s/ Edward W. Bumby
Edward W. Bumby, Chief Executive Officer

This instrument was drafted by:
Jeremy D. Newman, Esq.
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202

EXHIBIT A
RESTATED ARTICLES OF INCORPORATION
OF
RIPON FOODS, INC.
Article I.	Name of the corporation: Ripon Foods, Inc.

Article II.	The corporation is organized under Ch. 180 of the Wisconsin Statutes.

Article III.	The corporation shall be authorized to issue 1,000 shares of Common Stock with a $.01 par value per share.

Article IV.	Name of the initial registered agent: CT Corporation System

Article V.	Street address of the initial registered office:
44 East Mifflin Street
Madison, Wisconsin 53703
Article VI.	Other provisions (OPTIONAL):
Not Applicable
Article VII.	Name and complete address of each incorporator:
Charles G. Huber, Jr.
800 Market Street
Suite 2900
St. Louis, MO 63101
Article VIII.	These Articles shall supersede the original Articles of Incorporation and any and all amendments thereto.

Articles of Merger (+Restated Articles)
Mergers: Lauren + Sarah Incorporated (Domestic)
[ILLEGIBLE]: Ripon Freds, Inc. (Domestic)(Survivor)
•	Survivor adopts Articles + Incorporation of Non-Survivor, except for Corporation Name

•	Changes Registered Agent + Office of Survivor
•	Changes authorized shares of Survivor from:	100,000 Shr, Series A Preferred@[ILLEGIBLE] 10,110 Shr, Series B Preferred@[ILLEGIBLE] 120,000 Shr, N.V. Common@[ILLEGIBLE]
to be: 1,000 Shares Common @ $0.01 P.V.
- Use Draw Acct.#1310
STATE OF WISCONSIN
FILED
OCT 7 1999
DEPARTMENT OF
FINANCIAL INSTITUTIONS
$100.00 plus #25 [ILLEGIBLE] Fee
Attn. Jeremy D. Newman
Godfrey + Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202